Exhibit 21.1
Significant Subsidiaries
Glatfelter Corporation

Name	Jurisdiction
Glatfelter Corporation (parent)	U.S. (Pennsylvania)
Glatfelter Advanced Materials N.A., LLC	U.S. (Delaware)
Glatfelter Caerphilly, Ltd.	United Kingdom
Glatfelter Costa Rica, S.r.l.	Costa Rica
Glatfelter Composite Fibers NA, Inc.	U.S. (Delaware)
Glatfelter Dresden GmbH	Germany
Glatfelter Falkenhagen GmbH	Germany
Glatfelter Gatineau Ltèe	Canada
Glatfelter Gernsbach GmbH	Germany
Glatfelter Holdings, LLC	U.S. (Delaware)
Glatfelter Ireland Limited	Ireland
Glatfelter Italia SRL	Italy
Glatfelter Luxembourg S.à.r.l.	Luxembourg
Glatfelter Luxembourg Services S.à.r.l.	Luxembourg
Glatfelter Lydney, Ltd.	United Kingdom
Glatfelter Malta Limited	Malta
Glatfelter Mt Holly LLC	U.S. (Delaware)
Glatfelter Ober-Schmitten GmbH	Germany
Glatfelter Russia LLC	Russia
Glatfelter Scaër SAS	France
Glatfelter Steinfurt GmbH	Germany
Glatfelter Switzerland S.à.r.l	Switzerland
Glatfelter Trade (Suzhou) Co., Ltd.	China
Newtech Pulp, Inc.	Philippines
PHG Tea Leaves, Inc.	U.S. (Delaware)
PMM Holding (Luxembourg) AG	Luxembourg
Jacob Holm & Sons AG	Switzerland
Jacob Holm & Sonner Holding A/S	Denmark
Jacob Holm & Sonner A/S	Denmark
Jacob Holm Industries (America) Inc.	U.S. (North Carolina)
Jacob Holm Industries (France) SAS	France
Sontara Astrurias S.A.U.	Spain
Sontara Japan G.K.	Japan
Sontara Nonwovens (Shanghai) Co. Ltd.	China
Sontara South Asia Sdn. Bhd.	Malaysia
Sontara Korea Co. Ltd.	Republic of Korea
Sontara AG	Switzerland

Jacob Holm Mexico S.A. de C.V.	Mexico
Sontara Argentina S.R.L.	Argentina
Sontara America Inc.	U.S. (Delaware)
Sontara Old Hickory Inc.	U.S. (Delaware)
TWIG America	U.S. (Delaware)
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